EXHIBIT 2.5

     NONCOMPETE, NONSOLICITATION AND NONDISCLOSURE AGREEMENT


THIS NONCOMPETE, NONSOLICITATION AND NONDISCLOSURE AGREEMENT (this "Agreement") is entered into as of February 8, 2001 by MERCHANTS WHOLESALE INC., an Illinois corporation ("Seller"), ROBERT J. LANSING AND MARCIA S. LANSING, residents of the State of Illinois and the sole shareholders of Seller (the "Shareholders and, with Seller, the "Selling Parties") and AMCON DISTRIBUTING COMPANY, a Delaware corporation ("Buyer") pursuant to that certain Asset Purchase Agreement, dated as of February 8, 2001, by and between Buyer and the Selling Parties (the "Asset Purchase Agreement") and that certain Purchase and Sale Agreement, also dated February 8, 2001, between Buyer and the Shareholders relating to certain real property (the" Real Estate Purchase Agreement"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement and the Real Estate Purchase Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as an inducement to Buyer to purchase the Assets from Seller pursuant to the Asset Purchase
Agreement and the Property from the Shareholders pursuant to the Real Estate Purchase Agreement, the parties hereto, intending to be bound, hereby agree as follows:

     Section 1.  CONSIDERATION.

     (a) In consideration for the agreements of the Selling Parties made herein, Buyer agrees to pay to the Selling Parties a total of $500,000, which shall be payable in five (5) annual installments of $100,000 each. The first installment payment will be due on the first anniversary of the closing date for the transactions described in the Asset Purchase Agreement and Real Estate Purchase Agreement (the "Closing Date") and subsequent installments will be due on the next four anniversaries of the Closing Date (or if such anniversary is not a business day, on the following business day). Payments will be made to such of the Selling Parties as they shall instruct the Buyer in writing prior to any date upon which a payment is due. In the absence of any such instruction, such payments will be made in equal amounts to each of the Selling Parties.

     (b) In addition to the cash consideration described in paragraph (a), the Selling Parties each acknowledge (i) that it or they will receive direct or indirect financial and other benefits from the purchase of the Purchased Assets by Buyer pursuant to the Asset Purchase Agreement and from the purchase of the Property from the Shareholders pursuant to the Real Estate Purchase Agreement and
(ii) that this Agreement is an integral part of the Asset Purchase Agreement and the Real Estate Purchase Agreement and is necessary to protect the business interests of Buyer and to protect the value of the Purchased Assets and the Property, including, without limitation, the goodwill or similar intangible assets purchased by Buyer.

     Section 2. TERM. The term of this Agreement shall be for a period of five years from the Closing Date unless otherwise specified (the "Term").

     Section 3. GEOGRAPHICAL LIMITATION. The prohibited activities of this Agreement shall apply to the States of Iowa, Illinois, Minnesota, Wisconsin, Indiana, Ohio, Kentucky, Tennessee, Kansas, Missouri, Arkansas, Oklahoma, North Dakota, South Dakota, Nebraska, Montana, Wyoming and Colorado (the "Restricted Area").

     Section 4. RESTRICTION AGAINST COMPETITION. During the Term, the Selling Parties each individually agree that it or they shall not, directly or indirectly, as principal, agent, representative, subsidiary, shareholder, consultant or in any other capacity engage in or assist any other person or entity in engaging in the business of wholesale distribution of the types of products generally sold by the Buyer to its customers (the "Wholesale Distribution Business") within the Restricted Area; provided, however, that Buyer acknowledges and agrees that the Selling Parties and their affiliates also currently
(i) are engaged in a wholesale novelty business through Lansing's Novelty, Inc., and (ii) are engaged in the manufacturing and wholesale distribution business of cigarettes sold under the name of "Jim Porter," some or all of which business activity is conducted by T & M Tobacco, Inc., within the Restricted Area (collectively, "Selling Parties' Excluded Business Activities"), and Buyer further acknowledges and agrees that the continuation by Selling Parties or their affiliates of the Selling Parties' Excluded Business Activities within and outside of the Restricted Area during the Term does not constitute, and will not be deemed to be, a violation of this Agreement.

     Section 5. RESTRICTION AGAINST SOLICITATION. During the Term, each Selling Party agrees that it shall not, directly or indirectly, as principal, agent, representative, subsidiary, shareholder, consultant or in any other capacity, engage in or assist any other person or entity in the solicitation of (a) any customers or clients of the Buyer within the Restricted Area for purposes of selling or providing products to such customers or clients of the type or nature which are provided generally by the Buyer in connection with the Wholesale Distribution Business to any of its customers or clients or
(b) any employees of the Buyer (including any former employee of any of the Selling Parties). Notwithstanding the above, Buyer further acknowledges and agrees that the continuation by Selling Parties or their affiliates of the Selling Parties' Excluded Business Activities within and outside of the Restricted Area during the Term does not constitute, and will not be deemed to be, a violation of this Section.

     Section 6. RESTRICTION AGAINST DISCLOSURE. During the Term, each Selling Party agrees that it shall not, directly or indirectly, as principal, agent, representative, subcontractor, subsidiary, shareholder, consultant or otherwise or in any other capacity disclose any confidential or proprietary information or trade secrets regarding any or all of the Wholesale Distribution Business conducted by Seller prior to the Closing Date (including, without limitation, any pricing arrangements and customer lists), except such information as is publicly available at the time of disclosure (other than information directly or indirectly disclosed in violation of this Section 6).

     Section 7. REMEDIES. The Selling Parties each acknowledges that compliance with the various restrictions in this Agreement is necessary to protect the value of the business and goodwill purchased by Buyer and that a breach of this Agreement will irreparably and continually damage Buyer, for which money damages may not be adequate. In the event of a breach of this Agreement, Buyer shall be entitled to both a preliminary and permanent injunction or such other injunctive or other legal or equitable relief as may be available to Buyer in order to prevent any further or future violations of this Agreement. Notwithstanding the foregoing, the assertion by Buyer of the right to any such injunctive relief shall not preclude Buyer from asserting, obtaining or enforcing any other rights or remedies available to Buyer hereunder, at law or in equity.

     Section 8. ATTORNEYS' FEES. In the event of a dispute regarding this Agreement, the successful party shall be entitled to recover its costs and expenses incurred in connection with such dispute, including reasonable attorneys' fees and expenses. A successful party shall be determined pursuant to a binding and final decree of a court of competent jurisdiction, with all appeal periods having expired or all appeals having been finally decided.

     Section 9.  ENFORCEMENT.

     (a) Buyer shall have the right, in its sole discretion, to determine whether to enforce this Agreement, which right shall be subject at all times to Section 11 of this Agreement.

     (b) In the event that Buyer exits Wholesale Distribution and the business is not transferred to a successor that will run the business in a similar manner to that of the Buyer, this Agreement shall terminate in its entirety, and the restrictions contained herein will be void and unenforceable.

    Section 10. REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES. The Selling Parties hereby represent and warrant to Buyer each and all of the following: (a) the Selling Parties have the requisite power and authority to execute and deliver this Agreement and to perform all of the obligations set forth herein; (b) this Agreement constitutes a valid and binding obligation of the Selling Parties enforceable against them in accordance with its terms; and
(c) the execution, delivery and performance of the obligations set forth herein by the Selling Parties shall not, to the reasonable knowledge of the Selling Parties, (i) constitute a breach or other violation of the articles of incorporation and bylaws of the Seller,
(ii) will not result in the violation of any order, writ, judgment, injunction or decree issued by any governmental or judicial body to which any of the Selling Parties are bound or (iii) constitute a breach, default or other violation of the provisions of any material indenture, mortgage, loan agreement or other material contract to which any of the Selling Parties is a party or otherwise bound.

     Section 11. WAIVER OF RIGHTS. Any failure or delay of Buyer to enforce any of its rights or obligations provided under this Agreement shall not be construed as a waiver by Buyer of any past, present or future violation or other breach of this Agreement, nor shall the failure to enforce this Agreement constitute a waiver of any rights of Buyer.

     Section 12. ASSIGNMENT. Buyer may assign this Agreement, in its entirety, to a party that is a successor to substantially all of the Buyer's business in the Restricted Area without the consent of Selling Party; provided, however, that Buyer shall use its reasonable best efforts to provide each Selling Party with prior notice of any such assignment, but in any event shall provide Seller with notice of the assignment. This Agreement shall not be enforceable by any assignee against any Selling Party unless and until such Selling Party receives written notice of such assignment.

     Section 13. NOTICES. Any notice required to be given hereunder shall be sufficient, if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

  If to Buyer:                       Kathleen M. Evans
                                     President
                                     AMCON Distributing Company.
                                     10228 "L" Street
                                     Omaha, NE  68127

  with a copy to:                    Steven P. Amen
                                     Kutak Rock LLP
                                     1650 Farnam Street
                                     Omaha, NE  68102

  If to Seller or the Shareholders:  Robert J. Lansing
                                     President
                                     #1 Saddlebrook
                                     Quincy, IL  62301

  with a copy to:                    Charles Couri
                                     Westervelt, Johnson, Nicoll &
                                     Keller
                                     14th Floor, Associated Bank Plaza
                                     411 Hamilton Boulevard
                                     Peoria, IL  61602

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

Section 14. GOVERNING LAW. This Agreement shall be subject to and shall be governed by the laws of the State of Nebraska.

Section 15. COURT MODIFICATION FOR ENFORCEMENT; SEVERABILITY. In the event a court determines that any provisions of this Agreement are overbroad, excessive or unenforceable in any respect including but not limited to the Term, the Restrictive Area, or the nature of the restrictions, then in such an event the parties agree that the court shall be permitted to modify this Agreement in order to make the restrictions more narrow and to make this Agreement enforceable in order to provide Buyer with the maximum restriction or restrictions allowed by law. If any provision, paragraph or subparagraph of this Agreement is adjudged by any court to be void or unenforceable, in whole or in part, such an adjudication shall not be deemed to affect the validity of the remainder of the Agreement, and all other provisions, sections and subsections of this Agreement shall be severable from every other provision, section or subsection and each shall constitute a separate and distinct covenant with Buyer.

Section 16. COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original, and all of which shall constitute the same agreement.

Section 17. HEADINGS. The headings in this Agreement are inserted for convenience only and are not to be considered in construction of this Agreement or the provisions of the various paragraphs.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                 AMCON DISTRIBUTING COMPANY


                                 By: Kathleen M. Evans
                                   ----------------------------
                                   Kathleen M. Evans, President


                                 MERCHANTS WHOLESALE INC.


                                 By: Robert J. Lansing
                                   ----------------------------
                                   Robert J. Lansing, President


                                 SHAREHOLDERS:

                                   Robert J. Lansing
                                   ----------------------------
                                   Robert J. Lansing


                                   Marcia S. Lansing
                                   ----------------------------
                                   Marcia S. Lansing